UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

August 25, 2010 (August 23, 2010)
Date of Report (Date of earliest event reported)

Reach Messaging Holdings, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	333-150424	26-1110179
(State or other jurisdiction Identification No.)	(Commission File Number)	(IRS Employer Identification No.)

2801 Ocean Park Blvd., Suite 355
Santa Monica, California 90405
(Address of principal executive offices) (Zip Code)

(888) 631-8555
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐         Soliciting material pursuant to Rule I4a-12 under the Exchange Act (17CFR240.14a-12)

☐         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03  Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On August 23, 2010, Reach Messaging Holdings, Inc. (the “Company”) amended its Certificate of Incorporation to increase the number of authorized shares of common stock from 500,000,000 shares of common stock, par value $.001 per share, to 2,000,000,000 shares of common stock, par value $.001 per share.

The full text of the amendment to the Company’s Certificate of Incorporation is filed herewith as Exhibit 3.1 and incorporated herein by reference.

Item 8.01  Other Events.

Effective August 25, 2010, the Company effected a 5-for-1 forward stock split (the “Stock Split”) of all of its issued and outstanding shares of common stock.  Each holder of one (1) share of common stock held on August 23, 2010 (the “Record Date”) will receive an additional four (4) shares of common stock, subject to rounding upward in the case of fractional shares (the “Split Shares”).  The Split Shares are payable without any action taken by the shareholders of record on the Record Date. The Company’s transfer agent will issue new share certificates evidencing the Split Shares and will mail them to the Company’s shareholders on or about August 31, 2010, along with a letter from the Company regarding the Stock Split in the form attached hereto as Exhibit 99.1.

Immediately prior to the Stock Split, the Company had 134,205,306 shares of common stock issued and outstanding. After giving effect to the Stock Split, the Company will have approximately 671,026,530 shares of common stock issued and outstanding.  There was no change in the CUSIP (75525E107) or trading symbol of the Company’s common stock (RCMH.OB).

On August 19, 2010, the Company issued a press release regarding the Stock Split.  This press release is attached as Exhibit 99.2 to this report and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exh. No.	Description
3.1	Certificate of Amendment to Certificate of Incorporation, filed in the State of Delaware on August 23, 2010
99.1	Letter to Shareholders
99.2	Press Release, dated August 19, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.

Reach Messaging Holdings, Inc.

Dated: August 26, 2010	By:	/s/ David R. Wells
David R. Wells
Chief Financial Officer